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                                                                     EXHIBIT 8.1

                                ALSTON&BIRD LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com



Pinney L. Allen                                       Direct Dial: 404-881-7000



                                  May 11, 1999


LHS Group, Inc.
Six Concourse Parkway
Suite 2700
Atlanta, Georgia 30328

Priority Call Management, Inc.
110 Fordham Road
Wilmington, Massachusetts 01887

Re:      Proposed Merger Involving LHS Group Inc. and Priority Call Management,
         Inc.

Ladies and Gentlemen:

         We have served as counsel to LHS Group Inc., a corporation organized under the laws of the State of Delaware ("LHS"), in connection with the reorganization involving LHS, Priority Call Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts ("PCM") and Patriot Acquisition Corp., a corporation organized under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of LHS ("Sub"), pursuant to the Agreement and Plan of Merger by and among LHS, Sub and PCM, dated as of April 20, 1999 (the "Agreement"), which sets forth the terms and conditions of the acquisition of PCM by LHS pursuant to the merger of Sub with and into PCM (the "Merger"). In our capacity as counsel to LHS, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of PCM Capital Stock issued and outstanding at the Effective Time shall be converted into a certain number of shares of LHS Common Stock as computed using certain exchange ratios set forth in the Agreement. As more fully described in the Agreement, to ensure funding for indemnification obligations of PCM for


     1211 East Morehead Street          3605 Glenwood Avenue, Suite 310       601 Pennsylvania Avenue, N.W.
         P. O. Drawer 34009                    P. O. Drawer 31107              North Building, 11th Floor
      Charlotte, NC 28234-4009               Raleigh, NC 27622-1107             Washington, DC 20004-2601
            704-331-6000                          919-420-2200                        202-756-3300
         Fax: 704-334-2014                     Fax: 919-881-3175                    Fax: 202-756-3333


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LHS Group Inc.
Priority Call Management, Inc.
Page 2


breaches of certain representations and warranties, five percent (5%) of the LHS Common Stock to be issued in the Merger shall be placed in escrow (the "Escrow Shares"). As a result of the Merger, stockholders of PCM shall become stockholders of LHS, and PCM shall continue to conduct its business and operations as a wholly owned subsidiary of LHS. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement on Form S-4, filed as of the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, including the Proxy Statement/Prospectus for a special meeting of stockholders of PCM (the "Registration Statement"). In addition, we have assumed, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and the Registration Statement.

         In rendering the opinions expressed herein, we have relied, with the consent of LHS and PCM, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of LHS and PCM to us, dated as of the date hereof (together, the "Certificates"), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time.

         Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

         (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of LHS, PCM and Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized by LHS, PCM, or Sub as a result of the Merger.

         (3) No gain or loss will be recognized by holders of PCM Capital Stock upon the exchange in the Merger of all of their shares of PCM Capital Stock solely for shares of LHS Common Stock plus cash in lieu of fractional shares (except to the extent of gain recognized with respect to the receipt of cash in lieu of fractional shares).

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LHS Group Inc.
Priority Call Management, Inc.
Page 3


         (4) The aggregate tax basis of the LHS Common Stock received by holders of PCM Capital Stock who exchange all of their shares of PCM Capital Stock solely for LHS Common Stock plus cash in lieu of fractional shares in the Merger will be the same as the aggregate tax basis of the PCM Capital Stock surrendered in exchange therefor, as decreased by the tax basis allocated to any fractional share interest exchanged for cash.

         (5) The holding period of the LHS Common Stock received by holders who exchange their PCM Capital Stock for LHS Common Stock in the Merger will include the holding period of the PCM Capital Stock surrendered in exchange therefor, provided that such PCM Capital Stock is held as a capital asset at the Effective Time.

         (6) The payment of cash to holders of PCM Capital Stock in lieu of fractional share interests of LHS will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by LHS. These cash payments will be treated as having been received as distributions in full payment in exchange for the LHS Common Stock redeemed, as provided in Section 302(a) of the Code. A PCM stockholder who receives such cash will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to the fractional share interest exchanged therefor. Such gain or loss will be capital gain or loss if such stockholder's PCM Capital Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if such shares of PCM Capital Stock have been held for more than one year at the Effective Time.

         (7) Where solely cash is received by a holder of PCM Capital Stock in exchange for PCM Capital Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's PCM Capital Stock, subject to the provisions and limitations of
Section 302 of the Code.

         We have participated in the preparation of the materials under the caption "Certain Federal Income Tax Consequences of the Merger" contained in the Proxy Statement, and we are of the opinion that the federal income tax treatment described therein is accurate in all material respects. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the references and discussion of this opinion and the references to the firm contained therein.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain stockholders of PCM with special situations, including, without limitation, stockholders who hold their PCM Capital Stock other than as a capital asset, who received their PCM Capital Stock upon the exercise of employee stock options or otherwise as compensation, who hold their PCM Capital Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

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LHS Group Inc.
Priority Call Management, Inc.
Page 4


         In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates which we have assumed are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Agreements or any of the factual statements or factual representations set out in the Certificates is, or becomes as of the Effective Time, inaccurate in any material respect.

         Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the consequences of the Merger under state, local or foreign law.

         These opinions are provided by Alston & Bird LLP solely for the benefit and use of LHS, PCM and the stockholders of PCM. No other party or person is entitled to rely on the opinions.


                                         Very truly yours,

                                         ALSTON & BIRD LLP


                                         By: /s/ Pinney L. Allen
                                            -------------------------
                                             Pinney L. Allen, Partner